Exhibit 99.1

For	Further Information:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Mikel Williams	Jill Fukuhara Peters	Lasse Glassen
Chief Financial Officer	Investor/Analyst Information	General Information
(714) 688-7200	(310) 854-8312	(310) 854-8313
	jspeters@financialrelationsboard.com	lglassen@financialrelationsboard.com

FOR IMMEDIATE RELEASE
March 14, 2005

DDI CORP. REPORTS FOURTH QUARTER AND YEAR END 2004 RESULTS

ANAHEIM, Calif., March 14, 2005 – DDi Corp. (NasdaqNM: DDIC), a leading provider of technologically advanced engineering and manufacturing services, today announced financial results for the fourth quarter and fiscal year ended December 31, 2004.

Discontinuation of European Business
The Company announced the discontinuation of its European business, and the placement into administration of DDi Europe, on February 9, 2005. Pursuant to SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” DDi Europe has been accounted for as a discontinued operation. In accordance with SFAS No. 144, the attached Condensed Consolidated Financial Statements have been presented to reflect DDi Europe as a discontinued operation and DDi Europe’s net assets and net liabilities, and operating results, net of tax, have been presented in the statements separate from the ongoing operations of DDi Corp.

All other references to operating results and statistical information reflect the ongoing operations of DDi Corp. and its subsidiaries, excluding DDi Europe, (collectively, the “Company”). In addition to the reclassification of DDi Europe from the ongoing operations of the Company, the Company’s Series A Preferred Stock, the underlying liability of which depends solely on value in DDi Europe, has been written down to its estimated fair market value of zero as of December 31, 2004, and the related estimated liability for accrued but unpaid dividends has also been reversed in full in the fourth quarter 2004.

Fourth Quarter Results
The Company reported fourth quarter 2004 net sales of $44.0 million, a 1% decrease compared to net sales of $44.4 million for the fourth quarter 2003. The decrease in revenue resulted from a reduction in the number of printed circuit board (PCB) layers shipped, reflecting softness in the PCB market. Growth in the Company’s complementary quick-turn assembly operation partially offset the impact of the lower year-over-year PCB revenues. On a sequential basis, net sales decreased by nearly 7% from $47.1 million for the third quarter 2004.

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Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefor.
The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

DDi Corp.

The sequential decline in revenues reflects seasonality as well as continued softness in the PCB market. Also contributing to the sequential decline was a decrease in assembly revenues, due to the timing of order fulfillment.

“The softness we experienced in the fourth quarter was due to longer-lead time orders. The demand for the longer-lead orders appears to be rebounding in the first quarter of 2005. Shipments of quick-turn orders strengthened sequentially, while overall pricing was fairly flat on a sequential basis and remains relatively unchanged to date in the first quarter 2005,” stated Bruce McMaster, President and Chief Executive Officer of DDi Corp.

Gross profit (and gross margin) for the fourth quarter 2004 was $5.2 million (12% of net sales) as compared to $3.0 million (7% of net sales) for the fourth quarter 2003. Excluding $2.0 million and $6.9 million in non-cash expenses that are comprised of non-cash compensation and amortization of intangibles charges in the fourth quarter of 2004 and 2003, respectively, adjusted gross profit for the fourth quarter of 2004 was $7.2 million (16% of net sales) compared to adjusted gross profit of $9.9 million (22% of net sales) in the same period last year. Adjusted gross profit and adjusted gross margins decreased from the comparable period in 2003 due to a reduction in PCB revenues and the corresponding impact on the absorption of fixed costs. Gross margin percentages were also affected by the increased mix of assembly revenues, which carry a lower gross margin than PCB revenues. Fourth quarter 2004 adjusted gross profit and adjusted margins increased from $6.5 million (14% of net sales) in the third quarter 2004, largely due to a reduction in personnel costs.

“The operational realignment we effected in October 2004 achieved the objective of reducing total North American personnel costs, while continuing to meet and exceed customer expectations,” added McMaster. “We will remain vigilant in our ongoing cost control efforts and have several initiatives underway targeted at increasing margins. These efforts include a more focused management of materials procurement, production overages, scrap and labor consumption. Further, we will look at all staff functions to ensure they are properly sized for our business requirements going forward, without Europe,” commented Mikel Williams, Chief Financial Officer of DDi Corp.

Total sales and marketing expenses for the fourth quarter 2004 were $4.5 million (10% of net sales) as compared to $4.6 million (10% of net sales) for the fourth quarter 2003. Total sales and marketing expenses include $1.0 million in non-cash compensation charges in both the fourth quarter 2004 and the corresponding period in 2003. Excluding such charges, adjusted sales and marketing expenses for the fourth quarter 2004 were $3.5 million (8% of net sales), as compared to $3.6 million (8% of net sales) for the fourth quarter 2003.

Total general and administrative expenses for the fourth quarter 2004 were $5.7 million (13% of net sales), as compared to $3.8 million (8% of net sales) for the corresponding period in 2003. General and administrative expenses include non-cash compensation and severance costs of the former CFO which in the aggregate total $1.5 million for the fourth quarter 2004 and $1.6 million in non-cash compensation for the comparable period in 2003. Excluding such charges, adjusted general and administrative expenses for the fourth quarter 2004 were $4.2 million (10% of net sales), as compared to $2.2 million (5% of net sales) for the fourth quarter 2003. This year-over-year increase in quarterly general and administrative expenses is due primarily to the $1.9 million increase in professional fees in the fourth quarter 2004 (inclusive of Sarbanes-Oxley Section 404 implementation costs of $1.3 million). The adjusted general and administrative expenses in the third quarter of 2004 were $3.2 million, or 7% of net sales, inclusive of Sarbanes-Oxley related costs of $0.6 million.

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DDi Corp.

“We are pleased to announce our initial compliance with Sarbanes-Oxley Section 404, with no material weaknesses in internal controls identified. While resource-intensive, ensuring unqualified compliance is a major objective of DDi management and its board of directors. We anticipate that ongoing compliance will place fewer demands on the Company than did the initial effort, both from a financial and personnel perspective. This reduced financial impact is reflected in our first quarter 2005 financial outlook,” commented McMaster.

Net interest expense of $1.1 million in the fourth quarter 2004 decreased from net interest expense of $1.9 million in the fourth quarter 2003. The decrease in net interest expense is due principally to the repayment of the U.S. term loans in the first quarter of 2004.

In the fourth quarter 2004 the Company recorded no net tax provision, as compared to a net tax benefit of $0.7 million for the corresponding period in 2003. Each period’s tax provision is net of changes in valuation allowances applied to U.S. deferred tax assets that would otherwise have been recorded for the quarter. Valuation allowances were recorded in each period based upon management’s expectation that the associated deferred tax assets would not likely be realized.

The Company reported a net loss available to common stockholders of $(9.1) million for the fourth quarter 2004, or $(0.36) per share. For the corresponding period in 2003, the Company reported net income of $202.6 million. The primary reasons for the decrease are a $224.7 million net benefit in reorganization-related items in the fourth quarter 2003, inclusive of a gain on the extinguishment of debt, fresh start accounting adjustments and reorganization proceeding expenses.

Fourth quarter 2004 adjusted EBITDA was $2.0 million, as compared to $7.2 million for the fourth quarter 2003. The decrease is due principally to the reduction in adjusted gross profit and to Sarbanes-Oxley Section 404 compliance costs incurred in 2004.

DDi reported an adjusted net loss of $(1.4) million, or $(0.06) per diluted share, for the fourth quarter 2004, as compared to adjusted net income of $1.6 million, for the comparable period in 2003. The decrease is due primarily to the reduction in adjusted EBITDA.

Fourth Quarter Performance Highlights
The following table shows the percentage of net sales attributable to each of the principal end markets served by the Company for the periods indicated:

	Fourth Quarter
	2004	2003
End Markets (1)
Communications/Networking	41%	34%
Medical/Test/Industrial	21%	17%
High-end computing	23%	30%
Military/Aerospace	7%	8%
Other	8%	11%

(1)	Sales to electronic manufacturing service providers are classified by the end markets of their customers.

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DDi Corp.

Year End 2004 Results
For the year ended December 31, 2004, net sales were $189.0 million, an 18% increase compared to net sales of $159.6 million in 2003. For the year ended December 31, 2004 sales to the Company’s largest customer, an electronic manufacturing service provider procuring PCB’s for assembly according to specifications of numerous original equipment manufacturers (OEMs), represented less than 9% of net sales. Purchases by this customer on behalf of any given OEM represented no more than 3% of the Company’s net sales. No sales directly to any OEM customer represented more than 5% of the Company’s net sales. The top 10 customers represented 35% of net sales. The total customer count at year-end was approximately 1,100.

Gross profit for 2004 increased to $24.9 million (13% of net sales), as compared to $11.4 million (7% of net sales) in 2003. Excluding $12.6 million and $8.6 million in restructuring and non-cash expenses that are comprised of non-cash compensation and amortization of intangibles charges in fiscal 2004 and 2003, respectively, adjusted gross profit for 2004 was $37.5 million (20% of net sales), as compared to $20.0 million (13% of net sales) for 2003. The improvement in gross profit and margins resulted from the increase in revenues and from operating leverage.

The Company reported a net loss available to common stockholders of $(49.9) million for 2004, or $(1.97) per share, inclusive of the net loss from discontinued operations of $(20.7) million. For 2003, DDi reported net income of $150.4 million. The primary reasons for the decrease are the recording of a $220.4 million net benefit in reorganization-related items in 2003, inclusive of a gain on the extinguishment of debt, fresh start accounting adjustments and reorganization proceeding expenses.

Adjusted EBITDA for 2004 was $20.4 million (11% of net sales), as compared to $9.6 million (6% of net sales) in 2003. Adjusted net income for 2004 was $1.5 million, or $0.06 per diluted share, as compared to an adjusted net loss of $(12.6) million in 2003.

Liquidity
As of December 31, 2004, the Company had total cash and cash equivalents of $23.5 million. Total debt, exclusive of the Company’s Series B Preferred Stock ($61.6 million), amounted to $35.1 million and was comprised of $15.9 million of borrowings under the Dynamic Details Revolving Credit Facility, $18.2 million related to the DDi Capital Senior Accreting Notes and approximately $1.0 million of capital lease obligations. The amount drawn under the revolving credit facility as of December 31, 2004 effectively represented the full borrowing availability of that facility at that time and was repaid in full in January 2005.

For a sequential reconciliation of the Company’s debt balance, which reflects the impact of the discontinuation of the European business, please see the schedule entitled ‘Summary of Debt’ included as one of the financial tables in this press release.

Capital expenditures were $0.4 million in the fourth quarter 2004 and $4.4 million for the 2004 fiscal year.

First Quarter 2005 Outlook
For the first quarter of 2005, DDi is estimating net sales in the range of $43 million to $45 million, with a sequential improvement in adjusted EBITDA.

DDi Europe
Previously, the Company’s Board of Directors concluded that the valuation of DDi Europe did not justify any further investment by the Company in support of its European subsidiaries. The Company subsequently

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DDi Corp.

announced it was unable to reach a satisfactory agreement on restructuring the terms of, and obtaining a further extension of credit under, the DDi European credit facilities. As a result, DDi Europe was placed into administration on February 9, 2005. Because the DDi Europe credit facilities look solely to UK assets as security, and those assets are likely worth no more than the amount of outstanding secured and unsecured indebtedness, the Company expects that administration will leave DDi Corp. with no residual value in the UK-based businesses. Further, the Company believes that these actions similarly leave the Series A Preferred shares with no value, as they look solely to DDi Europe for value.

Net sales for DDi Europe were $24.7 million and $99.8 million for the fourth quarter of 2004 and full year, respectively. This reflects a 15% quarterly increase and a 19% annual increase on a year-over-year basis. Sequentially as compared to the third quarter of 2004, fourth quarter net sales reflect a 2% decline. DDi Europe reported 2004 net income of $0.2 million for the fourth quarter and net loss of $(20.7) million for the full year. The fourth quarter 2004 results for the Company reflect the recording of a $5.4 million non-cash benefit on the write-down of the Series A Preferred stock and the related reversal of previously accrued but unpaid estimated dividends. This compares with net losses of $(12.9) for the fourth quarter and $(17.9) for the full year in 2003. DDi Europe’s third quarter 2004 net loss was $(10.5) million.

The Company anticipates reporting a non-cash gain on disposition of DDi Europe in the first quarter of 2005, reflecting the negative book value at time of disposition. The Company expects no significant cash expenses to be incurred relative to the disposition of its European operations.

Basis of Presentation
Discontinued Operations. Pursuant to SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” DDi Europe has been accounted for as a discontinued operation. In accordance with SFAS No. 144, current and prior period financial statements have been presented to reflect DDi Europe as a discontinued operation. As a discontinued operation, the attached Condensed Consolidated Financial Statements have been presented to reflect DDi Europe as a discontinued operation and DDi Europe’s net assets and net liabilities, as well as net operating results have been presented in the statements separate from the ongoing operations of DDi Corp.

Fresh Start Accounting. In connection with the Company’s emergence from bankruptcy in December 2003, DDi and its consolidated subsidiaries adopted “fresh-start” accounting principles prescribed by the American Institute of Certified Public Accountants’ Statement of Position 90-7 (“SOP 90-7”), “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” effective November 30, 2003. Under fresh-start accounting, a new reporting entity, known as “Reorganized DDi,” was deemed to have been created, and the recorded amounts of assets and liabilities were adjusted to reflect their fair value. Accordingly, the consolidated financial statements for Reorganized DDi for the periods subsequent to November 30, 2003, reflect the Company’s emergence from Chapter 11 and are prepared utilizing the principles of fresh start reporting contained in SOP 90-7. As a result, the reported historical financial statements of the Company for periods prior to December 1, 2003 generally may not be fully comparable to those of Reorganized DDi.

Non-GAAP Financial Measures. This release includes the following non-GAAP financial measures as defined in Regulation G of the Securities Exchange Act of 1934: (i) adjusted gross profit; (ii) adjusted gross margin; (iii) adjusted sales and marketing expenses; (iv) adjusted general and administrative expenses; (v) adjusted net income/loss and adjusted net income/loss per diluted share; and (vi) adjusted EBITDA. Management believes that the disclosure of these non-GAAP financial measures, when presented in conjunction with the corresponding GAAP measures, provides useful information to the Company, investors and other users of the

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DDi Corp.

financial statements in identifying and understanding operating performance for a given level of revenue and business trends. Management believes that adjusted EBITDA is an important factor of DDi’s business because it reflects financial performance that is unencumbered by debt service. This financial measure is commonly used in the Company’s industry. It is also used by the Company’s lenders to determine components of covenant compliance. Growth in adjusted EBITDA is driven by higher gross profit and cost containment in selling, general and administrative expenses. However, adjusted EBITDA and adjusted net income/loss (and net income/loss per share) should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as alternatives to net income as a measure of operating results in accordance with generally accepted accounting principles. The Company’s definitions of adjusted EBITDA and adjusted net income/loss and adjusted net income/loss per diluted share may differ from definitions of such financial measures used by other companies. The Company has provided a reconciliation of adjusted EBITDA and adjusted net income/loss (and net income/loss per share) to GAAP net income/loss (and net income/loss available to common stockholders) in the attached Condensed Consolidated Statements of Operations under the caption “Supplemental Financial Information.”

Conference Call and Webcast
A conference call with simultaneous webcast to discuss fourth quarter and full year 2004 financial results and the first quarter 2005 outlook will be held today at 5:00 p.m. Eastern / 2:00 p.m. Pacific. The call is being webcast and can be accessed at DDi’s web site: www.ddiglobal.com/investor under “Webcasts.” A telephone replay of today’s conference call will be available through March 21, 2005 by dialing (800) 405-2236 or (303) 590-3000 and entering the passcode 11026189. An online replay of the webcast will be available for 12 months at www.ddiglobal.com/investor.

About DDi Corp.
DDi is a leading provider of time-critical, technologically advanced, electronics manufacturing services. Headquartered in Anaheim, California, DDi and its subsidiaries offer fabrication and assembly services to customers on a global basis, from its facilities located across North America.

Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and we believe such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, we cannot assure you that our projections will be achieved. In addition to other factors and matters discussed from time to time in our filings with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for DDi or our subsidiaries to differ materially from those discussed in forward-looking statements include: changes in general economic conditions in the markets in which we may compete and fluctuations in demand in the electronics industry; our ability to sustain historical margins; increased competition; increased costs; loss or retirement of key members of management; increases in our cost of borrowings or unavailability of additional debt or equity capital on terms considered reasonable by management; and adverse state, federal or foreign legislation or regulation or adverse determinations by regulators. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any

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DDi Corp.

forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.

- Financial Tables to Follow -

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DDi Corp.
Condensed Consolidated Statements of Operations*
(in thousands, except for per share amounts)
(unaudited)

	Reorganized DDi	Reorganized DDi	Predecessor DDi	Predecessor DDi
	3 months ended	1 month ended	2 months ended	3 months ended
	December 31, 2004	December 31, 2003	December 31, 2003	November 30, 2003

Net sales	$43,986	$14,613	$29,827	$44,440
Cost of goods sold:
Other cost of goods sold	36,746	11,339	23,225	34,564
Non-cash compensation and amortization of intangibles	2,062	6,855	—	6,855

Total cost of goods sold	38,808	18,194	23,225	41,419
Gross profit (loss)	5,178	(3,581)	6,602	3,021
Operating expenses:
Sales and marketing:
Non-cash compensation	970	1,021	—	1,021
Sales and marketing expenses	3,504	1,123	2,455	3,578

Total sales and marketing	4,474	2,144	2,455	4,599
General and administration:
Non-cash compensation	857	1,533	—	1,533
General and administration expenses	4,209	535	1,682	2,217
Officer’s severance	676	—	—	—

Total general and administration	5,742	2,068	1,682	3,750
Amortization of intangibles	1,150	383	—	383
Restructuring and other related charges	648	439	878	1,317
Reorganization expenses	—	471	546	1,017

Operating income (loss)	(6,836)	(9,086)	1,041	(8,045)
Interest expense (net) and other expense (net)	1,082	788	1,116	1,904
Reorganization items:
Gain on extinguishment of debt	—	—	(120,444)	(120,444)
Fresh start accounting adjustments	—	—	(115,167)	(115,167)
Reorganization proceeding expenses	—	1,138	9,735	10,873

Income (loss) from continuing operations before income taxes	(7,918)	(11,012)	225,801	214,789
Income tax benefit (expense)	(15)	39	616	655

Income (loss) from continuing operations	(7,933)	(10,973)	226,417	215,444
Net income (loss) from discontinued operations, net of tax	157	(3,035)	(9,855)	(12,890)

Net income (loss)	(7,776)	(14,008)	216,562	202,554

Less: Series B Preferred stock dividends and accretion	(1,342)	—	—	—

Net income (loss) available to common stockholders	$(9,118)	$(14,008)	$216,562	$202,554

Basic and diluted net loss from continuing operations per share of common stock	$(0.36)
Basic and diluted net loss per share of common stock	$(0.36)			n/a
Weighted average basic and diluted shares outstanding	25,510			n/a
Supplemental Financial Information
Adjusted EBITDA**	$2,047			$7,211
Interest expense (net) and other expenses (net)	1,082			1,904
Depreciation	2,520			3,130
Amortization and intangibles	1,150			1,537
Non-cash compensation	3,889			8,255
Officer’s severances	676			—
Restructuring, reorganization and reorganization proceeding charges	648			13,207
Gain on extinguishment of debt	—			(120,444)
Fresh start accounting adjustments	—			(115,167)
Net (income) loss from discontinued operations, net of tax	(157)			12,890
Income expenses (benefit)	15			(655)

Net income (loss)	(7,776)			202,554
Less: Series B Preferred stock dividends and accretion	(1,342)			—

Net income (loss) available to common stockholders	(9,118)			202,554

Adjustments, net of tax:
Amortization of intangibles	1,150			1,537
Non-cash compensation	3,889			8,255
Non-recurring/non-cash interest expense and accretion	625			—
Officer’s severance	676			—
Restructuring, reorganization and reorganization proceeding charges	648			13,207
Gain on extinguishment of debt	—			(120,444)
Fresh start accounting adjustments	—			(115,167)
Net (income) loss from discontinued operations, net of tax	(157)			12,890
Tax valuation and other tax charges	846			(1,238)

Total adjustments	7,677			(200,960)

Adjusted net income (loss)	$(1,441)			$1,594

Diluted adjusted net loss per share	$(0.06)			n/a
Adjusted weighted average diluted shares outstanding	25,510			n/a

*	Reclassified for discontinued European operations.

**	Earnings before income taxes, depreciation, amortization, net interest expense, non cash compensation, restructuring and reorganization charges and non-recurring sales allowance.

DDi Corp.
Condensed Consolidated Statements of Operations*
(in thousands, except for per share amounts)
(unaudited)

	Reorganized DDi	Reorganized DDi	Predecessor DDi	Pro Forma DDi
	12 months ended	12 months ended	11 months ended	12 months ended
	December 31, 2004	December 31, 2003	November 30, 2003	December 31, 2003

Net sales	$189,007	$14,613	$144,950	$159,563
Cost of goods sold
Other cost of goods sold	151,520	11,339	128,232	139,571
Non-cash compensation and amortization of intangibles	12,556	6,855	—	6,855
Restructuring related inventory impairment	—	—	1,736	1,736

Total cost of goods sold	164,076	18,194	129,968	148,162
Gross profit (loss)	24,931	(3,581	14,982	11,401
Operating expenses:
Sales and marketing:
Non-cash compensation	2,402	1,021	—	1,021
Sales and marketing expenses	14,531	1,123	13,521	14,644

Total sales and marketing	16,933	2,144	13,521	15,665
General and administration:
Non-cash compensation	4,155	1,533	—	1,533
General and administrative expenses	12,368	535	8,533	9,068
Officer’s severance	676	—	—	—

Total general and administration	17,199	2,068	8,533	10,601
Amortization of intangibles	4,600	383	—	383
Goodwill impairment	—	—	2,000	2,000
Restructuring and other related charges	901	439	3,507	3,946
Reorganization expenses	829	471	7,694	8,165

Operating loss	(15,531)	(9,086)	(20,273)	(29,359)
Interest expense (net) and other expense (net)	7,637	788	16,316	17,104
Loss on interest rate swap termination	—	—	5,621	5,621
Reorganization items:
Gain on extinguishment of debt	—	—	(120,444)	(120,444)
Fresh start accounting adjustments	—	—	(115,157)	(115,157)
Reorganization proceeding adjustments	—	1,138	14,034	15,172

Income (loss) from continuing operations before income taxes	(23,168)	(11,012)	179,367	168,355
Income tax benefit (expense	(1,984)	39	(60)	(21)

Income (loss) from continuing operations	(25,152	(10,973)	179,307	168,334
Net loss from discontinued operations, net of tax	(20,713)	(3,035)	(14,885)	(17,920)

Net income (loss)	(45,865)	(14,008)	164,422	150,414

Less: Series B Preferred stock dividends and accretion	(4,044)	—	—	—

Net loss available to common stockholders	$(49,909)	$(14,008)	$164,422	$150,414

Basic and diluted net loss from continuing operations per share of common stock	$(1.15)			n/a
Basic and diluted net loss per share of common stock	$(1.97)			n/a
Weighted average basic and diluted shares outstanding	25,288			n/a

Supplemental Financial Information
Adjusted EBITDA**	$20,446			$9,594
Interest expense (net) and other expense (net)	7,637			17,104
Depreciation	9,858			13,314
Goodwill impairment	5,369			1,537
Amortization on intangibles	—			2,000
Non-cash compensation	18,344			8,255
Loss on interest rate swap termination	—			5,621
Officer’s severance	676			—
Restructuring, reorganization and reorganization proceeding charges	1,730			29,019
Gain on extinguishment of debt	—			(120,444)
Fresh start accounting adjustments	—			(115,167)
Net loss from discontinued operations	20,713			17,920
Income tax expense (benefit)	1,984			21

Net income (loss)	(45,865)			150,414
Less: Series B Preferred stock dividends and accretion	(4,044)			—

Net income (loss) available to common stockholders	(49,909)			150,414

Adjustments, net of tax:
Amortization of intangibles	5,369			1,537
Goodwill impairment	—			2,000
Non-cash compensation	18,344			8,255
Loss on interest rate swap termination	—			5,621
Non-recurring/ non-cash interest expense and accretion	3,503			—
Officer’s severance	676			—
Restructuring, reorganization proceeding charges	1,730			29,019
Gain on extinguishment of debt	—			(120,444)
Fresh start accounting adjustments	—			(115,167)
Net loss from discontinued operations, net of tax	20,713			17,920
Tax valuation and other tax charges	1,105			8,261

Total adjustments	51,440			(162,998)

Adjusted net income (loss)	$1,531			$(12,584)

Diluted adjusted net income per share	$0.05			n/a
Adjusted weighted average diluted shares outstanding	28,198			n/a

*	Reclassified for discontinued European operations.

**	Earnings before income taxes, depreciation, amortization, net interest expense, non cash compensation, restructuring and reorganization charges and non-recurring sales allowance.

DDi Corp.
Condensed Consolidated Balance Sheets*
(in thousands)

	December 31,	December 31,
	2004	2003

	(Unaudited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$23,526	$11,202
Cash, cash equivalents and marketable securities — restricted	—	7,500
Accounts receivable, net	26,564	23,861
Inventories	17,996	16,610
Prepaid expenses and other	1,713	1,357
Current assets held for disposal	33,016	26,311

Total current assets	102,815	86,841

Property, plant and equipment, net	36,376	43,666
Debt issuance costs, net	1,780	—
Goodwill and other intangibles, net	117,384	123,205
Deferred income tax asset	541	663
Assets held for disposal	26,245	36,969
Other	810	722

Total Assets	$285,951	$292,066

Liabilities, Mandatorily Redeemable Preferred Stock and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt and capital lease obligations	$916	$1,186
Revolving credit facilities	15,948	—
Accounts payable	16,389	13,371
Accrued expenses and other liabilities	14,527	18,827
Income tax payable	1,099	998
Note payable	—	500
Current liabilities held for disposal	43,289	34,889

Total current liabilities	92,168	69,771

Long-term debt and capital lease obligations	18,252	89,338
Notes payable and other	8,602	11,758
Liabilities held for disposal	28,289	27,697
Series A mandatorily redeemable preferred stock	—	2,066

Total liabilities	147,311	200,630

Series B mandatorily redeemable preferred stock	61,557	—
Stockholders’ equity:
Common stock, additional paid-in-capital and other	147,113	138,050
Deferred compensation	(9,949)	(32,454)
Accumulated other comprehensive loss	(208)	(152)
Accumulated deficit	(59,873)	(14,008)

Total stockholders’ equity	77,083	91,436

Total Liabilities, Mandatorily Redeemable Preferred Stock and Stockholders’ Equity	$285,951	$292,066

*	Reclassified for discontinued European operations

DDi Corp.

Summary of Debt
(in thousands)

	December 31,		September 30,
	2004		2004

	(Unaudited)		(Unaudited)

Dynamic Details Revolving Credit Facility	$15,948	(a)	$—

Capital Senior Accreting Notes	18,194		18,186

DDi Europe Facilities Agreement	—	(b)	25,643

DDi Europe Working Capital Facility	—	(b)	13,101

Capital Lease Obligations	974	(b)	1,846

Total Debt	35,116		58,776

Less: Cash and cash equivalents	23,526		7,894

Debt, net of cash and cash equivalents	$11,590		$50,882

Excludes Series B Preferred Stock of $61.6 million as it is convertible into common stock

(a)	Fully drawn as of 12/31/04. Subsequently repaid in January 2005.
(b)	Excludes DDi Europe as of 12/31/04. DDi Europe’s net assets and net liabilities have been presented in the financial statements separate from the ongoing operations of DDi Corp.